UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

PHASEBIO PHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

717224109

(CUSIP Number)

Clay B. Thorp

Hatteras Venture Partners

280 S. Mangum Street, Suite 350

Durham, North Carolina 27701

(919) 484-0730

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 1, 2019

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §§ 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717224109	13D/A	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON: Hatteras Venture Advisors III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,990,155
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,990,155

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,990,155
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON OO

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON: Hatteras Venture Partners III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,826,547
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,826,547

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,826,547
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.4%*
14	TYPE OF REPORTING PERSON PN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON: Hatteras Venture Affiliates III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 163,608
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 163,608

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,608
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%*
14	TYPE OF REPORTING PERSON PN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON: Hatteras Venture Advisors V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 415,959
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 415,959

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,959
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%*
14	TYPE OF REPORTING PERSON PN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON: Venture Capital Multiplier Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 415,959
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 415,959

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,959
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%*
14	TYPE OF REPORTING PERSON PN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON: Catalysta Ventures, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 57,243
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 57,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,243
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON: Hatteras Venture Partners I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 52,397
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 52,397

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,397
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON PN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON: John Crumpler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,007
	8	SHARED VOTING POWER 2,463,357
	9	SOLE DISPOSITIVE POWER 2,007
	10	SHARED DISPOSITIVE POWER 2,463,357

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,465,364
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON: Robert A. Ingram
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,406,114
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,406,114

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,114
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON: Kenneth B. Lee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,990,155
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,990,155

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,990,155
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON: Douglas Reed
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,406,114
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,406,114

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,114
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON: Christy Shaffer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 415,959
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 415,959

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,959
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 14 of 19 Pages

1	NAME OF REPORTING PERSON: Clay B. Thorp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO – See Item 3
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 25,799
	8	SHARED VOTING POWER 2,463,357
	9	SOLE DISPOSITIVE POWER 25,799
	10	SHARED DISPOSITIVE POWER 2,463,357

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,489,156
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.7%*
14	TYPE OF REPORTING PERSON IN

*

This percentage is calculated based upon 28,626,950 shares outstanding, as set forth in the Issuer’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019.

CUSIP No. 717224109	13D/A	Page 15 of 19 Pages

Item 1. Security and Issuer.

This Amendment No. 2 to Schedule 13D (the “Amendment”) amends the original Schedule 13D filed on November 1, 2018 (the “Schedule 13D”) relating to the Common Stock, par value $0.001 per share (the “Common Stock”), of PhaseBio Pharmaceuticals, Inc. (the “Issuer”), as previously amended on Schedule 13D/A filed November 8, 2018. The remainder of the Schedule 13D, as amended on November 8, 2018, remains unchanged except as expressly amended below.

(a)	This Schedule 13D/A is being filed on behalf of the following persons pursuant to Rule 13d-1 of Regulation D-G under the Act:

Hatteras Venture Advisors III, LLC (“HVA III”)

Hatteras Venture Partners III, LP (“HVP III”)

Hatteras Venture Affiliates III, LP (“HV Affiliates”)

Hatteras Venture Advisors V, LLC (“HVA V”)

Venture Capital Multiplier Fund, LP (“Multiplier Fund”)

Catalysta Ventures, L.L.C. (“Catalysta”)

Hatteras Venture Partners I, LP (“HVP I”)

John Crumpler

Robert A. Ingram

Kenneth B. Lee

Douglas Reed

Christy Shaffer

Clay B. Thorp

(collectively, the “Reporting Persons”)

(b)	The Reporting Persons’ business address is 280 S. Mangum Street, Suite 350, Durham, North Carolina 27701.

(c)	The principal business of HVA V is investments.

Catalysta is not under common control with HVA III. Catalysta is the general partner of HVP I. The securities held by HVP I are indirectly held by the individual management members of the general partner, Catalysta (the “Managing Members”). The Managing Members are John C. Crumpler and Clay B. Thorp. The Managing Members may share voting and dispositive power over the securities directly held by HVP I.

HVA V is the general partner of Multiplier Fund. The securities held by Multiplier Fund are indirectly held by the individual management members of the general partner, HVA V. The Managing Members are John C. Crumpler, Robert A. Ingram Douglas Reed, Christy Shaffer and Clay B. Thorp. The Managing Members may share voting and dispositive power over the securities directly held by Multiplier Fund.

(f)	The Reporting Persons are citizens of:

HVA III — North Carolina

HVP III — Delaware

HV Affiliates — Delaware

HVA V — North Carolina

Multiplier — Delaware

Catalysta — North Carolina

HVP I — Delaware

John C. Crumpler — USA

Robert A. Ingram — USA

Kenneth B. Lee — USA

Christy Shaffer — USA

Douglas Reed — USA

Clay B. Thorp — USA

CUSIP No. 717224109	13D/A	Page 16 of 19 Pages

Item 5. Interest in Securities of the Issuer.

(a)

See rows (11) and (13) of the cover pages to this Schedule 13D/A for the aggregate number of shares of Common Stock and percentages of the shares of Common Stock beneficially owned by each of the Reporting Persons.

Securities beneficially solely owned by John C. Crumpler include 2,007 shares of Common Stock. Securities beneficially solely owned by Clay B. Thorp include 15,799 shares of Common Stock and 10,000 shares of Common Stock issuable upon the exercise of options held directly by Mr. Thorp that are exercisable within 60 days of July 1, 2019.

(c)

Each of the required transactions described in this Item 5(a) were reported on Forms 4 filed by Mr. Thorp filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Act and are available on the SEC’s website at www.sec.gov. The information reported in such filings is expressly incorporated herein. Reference is made to the discussion in Item 3. Except as set forth herein, none of the Reporting Persons has effected any transactions in shares of Common Stock during the last 60 days.

CUSIP No. 717224109	13D/A	Page 17 of 19 Pages

Item 7.	Material to Be Filed as Exhibits.

EXHIBIT INDEX

Exhibit	Description

7.01	Joint Filing Agreement.

7.02	Power of Attorney.

7.03*	Fourth Amended and Restated Investor Rights Agreement by and among the Registrant and certain of its stockholders, dated August 27, 2018 (incorporated by reference to Exhibit 4.4 to the Issuer’s Registration Statement on Form S-1, filed on September 21, 2018).

*	Previously filed.

CUSIP No. 717224109	13D/A	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2019

HATTERAS VENTURE ADVISORS III, LLC

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

HATTERAS VENTURE PARTNERS III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

HATTERAS VENTURE AFFILIATES III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

HATTERAS VENTURE ADVISORS V, LLC

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

VENTURE CAPITAL MULTIPLIER FUND, LP

By:	Hatteras Venture Advisors V, LLC, its general partner

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

CATALYSTA VENTURES, L.L.C.

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

CUSIP No. 717224109	13D/A	Page 19 of 19 Pages

HATTERAS VENTURE PARTNERS I, LP

By:	Catalysta Ventures, L.L.C., its general partner

By:	/s/ Clay B. Thorp
Name:	Clay B. Thorp
Title:	Manager

*
John Crumpler

*
Robert A. Ingram

*
Kenneth B. Lee

*
Douglas Reed

*
Christy Shaffer

/s/ Clay B. Thorp
Clay B. Thorp

By:	/s/ Clay B. Thorp
Clay B. Thorp, as Attorney-in-Fact

This Amendment No. 2 to Schedule 13D was executed by Clay B. Thorp on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which was previously filed with the Reporting Person’s Schedule 13D filed with the SEC on November 1, 2018 and as amended on November 8, 2018.